Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES SECOND QUARTER EARNINGS

Aiken, South Carolina (July 31, 2020) - Security Federal Corporation (“Company”) (OTCBB: SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings and results for the three and six month periods ended June 30, 2020.

Net income increased $132,000 or 7.0%, to $2.0 million, or $0.62 per common share, for the quarter ended June 30, 2020 compared to $1.9 million, or $0.64 per common share, for the same quarter last year. Year to date net income was $3.1 million, or $0.97 per common share, compared to $4.0 million, or $1.34 per common share, during the six months ended June 30, 2019. The $892,000, or 22.5%, decrease in earnings was primarily the result of a significant increase in loan loss provisions in response to the current and projected economic impact of COVID-19.

Response to COVID-19
The impact of COVID-19 continues to evolve and its future economic effects are uncertain at this time. The actual financial impact will depend on many factors beyond our Company’s control; however, the Company is taking every step to protect the health and safety of its employees and customers. Many of our non-branch personnel are working remotely and the majority (14 out of 17) of our branch lobbies are temporarily closed; however, we continue to assist customers through our drive through facilities, ATMs, Online/Mobile Digital Platforms or by appointment.
The Bank is working closely with its customers and other members of our communities who have experienced economic hardship to guide them on their options for financial assistance, including the federal government’s Paycheck Protection Program (PPP) and other relief options such as payment deferrals and waived fees. As of June 30, 2020, the Bank provided nearly $73 million in funding to approximately 1,300 customers through the PPP. In addition, through a partnership with the City of Aiken, Aiken Corporation and the Aiken Chamber of Commerce, the Bank implemented a small business loan program, which provided funding of over $464,000 to 47 local businesses. This program concluded during the second quarter of 2020.
The CARES Act, signed into law on March 27, 2020, amended GAAP with respect to the modification of loans to borrowers affected by the COVID-19 pandemic. Among other criteria, this guidance provided that short-term loan modifications made on a good faith basis to borrowers who were current as defined under the CARES Act prior to any relief, are not TDRs. This includes short-term (e.g. six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant. To qualify as an eligible loan under the CARES Act, a loan modification must be 1) related to COVID-19; 2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and 3) executed between March 1, 2020, and the earlier of A) 60 days after the date of termination of the national emergency by the President or B) December 31, 2020.
As of June 30, 2020 the Bank had approved 324 loan modifications related to the COVID-19 pandemic with an outstanding loan balance, net of deferred fees, totaling $110.6 million which consisted of deferral of regularly scheduled principal and interest payments for three to six months. The majority of these modifications ($104.0 million) have been for commercial real estate loans.  Loan modifications in accordance with the CARES Act are still subject to an evaluation in regards to determining whether or not a loan is deemed to be impaired.

Second Quarter Financial Highlights
•	Net interest income increased $223,000, or 3.1%, to $7.3 million
•	Total non-interest income increased $313,000, or 12.6%, to $2.8 million
•	Total non-interest expense was down $250 million, the first second quarter year-over-year decrease since 2014
•	Average interest earning assets grew $128.4 million to $1.0 billion for the second quarter of 2020 compared to $872.2 million for the same quarter last year
•	Average interest bearing liabilities grew $96.5 million to $839 million

	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	6/30/2020	6/30/2019
Total interest income	$ 9,098	$ 9,128
Total interest expense	1,756	2,009
Net interest income	7,342	7,119
Provision for loan losses	700	-
Net interest income after provision for loan losses	6,642	7,119
Non-interest income	2,806	2,493
Non-interest expense	6,991	7,241
Income before income taxes	2,457	2,371
Provision for income taxes	441	487
Net income	$ 2,016	$ 1,884
Earnings per common share (basic)	$ 0.62	$ 0.64

Year to Date (Six Months) Comparative Financial Highlights
•	Net interest income decreased $158,000, or 1.1%, to $14.2 million, as the growth in interest expense exceeded the growth in interest income
•	Non-interest income increased $914,000 or 19.5%
•	Non-interest expense increased $650,000 or 4.6%
•	Average interest earning assets grew $101 million, or 11.7%, to $963 million for the first half of 2020 compared to $862 million for the same period in 2019
•	Average interest bearing liabilities grew $89 million, or 12.1%, to $824 million
	Six Months Ended
(Dollars in Thousands, except for Earnings per Share)	6/30/2020	6/30/2019
Total interest income	$ 18,194	$ 18,159
Total interest expense	3,976	3,783
Net interest income	14,218	14,376
Provision for loan losses	1,400	100
Net interest income after provision for loan losses	12,818	14,276
Non-interest income	5,602	4,688
Non-interest expense	14,635	13,985
Income before income taxes	3,785	4,979
Provision for income taxes	705	1,006
Net income	$ 3,080	$ 3,973
Earnings per common share (basic)	$ 0.97	$ 1.34

Credit Quality

•	Year-to-date provision for loan losses was $1.4 million compared to $100,000 for the same period last year due to the increased risk of charge-offs from loan defaults as a result of COVID-19
•	Non-performing assets improved to $4.0 million at June 30, 2020
•	Allowance for loan losses as a percentage of gross loans was 1.98% at June 30, 2020 compared to 2.01% at December 31, 2019 and 1.96% at June 30, 2019
	Quarter Ended		Six Months Ended
(Dollars in thousands)	6/30/2020	6/30/2019	6/30/2020	6/30/2019
Provision for loan losses	$ 700	$ -	$ 1,400	$ 100
Net charge-offs (recoveries)	$ (104)	$ 45	$ (51)	$ 518

At Period End (dollars in thousands):	6/30/2020	12/31/2019	6/30/2019
Non-performing assets	$ 3,995	$ 4,114	$ 5,196
Non-performing assets to gross loans	0.74%	0.90%	1.16%
Allowance for loan losses	$ 10,676	$ 9,226	$ 8,754
Allowance to gross loans	1.98%	2.01%	1.96%

Balance Sheet Highlights and Capital Management
•	Total assets increased $137 million during the first half of 2020 to $1.1 billion at June 30, 2020
•	Net loans receivable increased $82 million or 18.0% since the prior year end and $93 million or 21% from one year ago
•	Investment and mortgage-backed securities increased $55 million or 12.7% to $489 million
•	Total deposits increased $104 million or 13.5% to $875 million as a result of PPP funds deposited
•	Book value per share increased to $32.92 at June 30, 2020 from $31.03 at December 31, 2019

Dollars in thousands (except per share amounts)	6/30/2020	12/31/2019	6/30/2019
Total assets	$ 1,100,519	$ 963,228	$ 973,413
Cash and cash equivalents	15,341	12,563	11,019
Total loans receivable, net *	534,446	452,859	441,576
Investment and mortgage-backed securities	488,790	433,892	456,707
Deposits	875,186	771,407	786,449
Borrowings	108,308	90,917	87,653
Shareholders' equity	107,073	91,758	89,137
Book value per share	$ 32.92	$ 31.03	$ 31.16
Total risk based capital ratio (1)	19.6%	19.4%	17.3%
Common equity tier one ratio (1)	18.3%	18.2%	16.0%
* Includes PPP loans of $72.7 million at 6/30/2020
(1)- Ratio is calculated using Bank only information and not consolidated information

Security Federal has 17 full service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc. The Bank’s newest branch, located in Augusta, Georgia, is under construction but scheduled to open next year. It will be a full-service branch offering depository banking as well as commercial and consumer lending.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.